CONSENT OF GRANT THORNTON LLP

         We have issued our report dated March 7, 1997, accompanying the financial statements of CHS Electronics, Inc. contained in the Registration Statement and Prospectus on Form S-3. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and the use of our name as it appears under the captions "Experts" and "Selected Consolidated Financial Data."


GRANT THORNTON LLP

Miami, Florida
July 25, 1997